As filed with the Securities and Exchange Commission on August 8, 2006
333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933

BUSINESS OBJECTS S.A.
(Exact name of Registrant as specified in its charter)

Republic of France	98-0355777

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
157-159 rue Anatole France
92300 Levallois-Perret
France
(Address, including zip code, of Registrant’s principal executive offices)

2001 STOCK INCENTIVE PLAN, as amended
(Full titles of the Plans)

James R. Tolonen
Chief Financial Officer
Business Objects S.A.
c/o Business Objects Americas
3030 Orchard Parkway
San Jose, California 95134
(408) 953-6000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Susan J. Wolfe, Esq. Senior Vice President, General Counsel and Secretary Business Objects S.A. c/o Business Objects Americas 3030 Orchard Parkway San Jose, California 95134 (408) 953-6000	John T. Sheridan, Esq. Wilson Sonsini Goodrich & Rosati Professional Corporation 650 Page Mill Road Palo Alto, CA 94304-1050 (650) 493-9300

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Securities	Amount to be	Offering Price	Aggregate	Registration
to be Registered	Registered (2)	Per Share	Offering Price	Fee
Ordinary Shares, nominal value €0.10 per share (1):
2001 Stock Incentive Plan	1,100,000	$23.72 (3)	$26,092,000.00 (3)	$2,791.84

(1)	American depositary shares evidenced by American depositary receipts that are issuable upon deposit of the Ordinary Shares with The Bank of New York as Depositary registered hereby have been registered pursuant to a separate Registration Statement on Form F-6, filed on October 15, 2003 (File No. 333-109712).

(2)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Ordinary Shares which become issuable under the 2001 Stock Incentive Plan, as amended, by reason of any stock dividend, stock split, capitalization of reserves, profits or premiums or other similar transaction effected without the Registrant’s receipt of consideration which results in an increase in the number of the Registrant’s issued and outstanding Ordinary Shares.

(3)	Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of $23.72 per share, which was the average of the high and low prices of the Registrant’s American depositary shares as reported on the Nasdaq National Market on August 1, 2006.

BUSINESS OBJECTS S.A.
REGISTRATION STATEMENT ON FORM S-8
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Explanatory Note
     This Registration Statement on Form S-8 is being filed for the purpose of registering an additional 1,100,000 Ordinary Shares of the Registrant to be issued pursuant to the Business Objects S.A. 2001 Stock Incentive Plan, as amended, (the “2001 Plan”), within the limits of the third resolution of the extraordinary general meeting of shareholders of February 6, 2001, the eighth resolution of the extraordinary general meeting of shareholders of December 11, 2003 and the twenty fifth resolution of the extraordinary general meeting of shareholders of June 10, 2004. The entire contents of the following registration statements previously filed by the Registrant with the Securities and Exchange Commission relating to the 2001 Plan are hereby incorporated herein by reference: (1) the Registrant’s Form S-8 Registration Statement, Registration No. 333-69376, dated September 14, 2001, (2) the Registrant’s Form S-8 Registration Statement, Registration No. 333-109275, dated September 30, 2003 and (3) the Registrant’s Form S-8 Registration Statement, Registration No. 333-129434, dated November 3, 2005.
Item 3. Incorporation of Documents by Reference.
     The following documents and information filed with the Securities and Exchange Commission (the “Commission”) by the Registrant are incorporated herein by reference:
1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed with the Commission on March 16, 2006.

2.	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed with the Commission on May 10, 2006.

3.	The Registrant’s Current Reports on Form 8-K filed with the Commission on each of January 31, 2006, February 1, 2006 (except with respect to Item 2.02), February 8, 2006 (as amended on Form 8-K/A filed on February 9, 2006), February 9, 2006, February 10, 2006, March 7, 2006, March 31, 2006, April 6, 2006, April 7, 2006, April 26, 2006 (except with respect to Item 2.02), May 10, 2006, May 16, 2006, June 12, 2006, June 13, 2006 and July 26, 2006 (except with respect to Item 2.02); provided, however, that the Registrant does not incorporate by reference any information contained in, or exhibits submitted with, the Forms 8-K that was expressly furnished and not filed.

4.	The description of Registrant’s Ordinary Shares, nominal value €0.10 per share, contained in the Registrant’s Registration Statement on Form 8-A (File No. 0-24720).
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered under this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     None.
Item 6. Indemnification of Directors and Officers.
     The indemnification and liability of the Registrant’s directors and Officers (as defined below) are governed by French law.
     French law generally limits the ability of a French company to indemnify its (i) directors, as well as (ii) its chief executive officer (Directeur Général) and (iii) its deputy chief executive officers (Directeurs Généraux Délégués), (ii) and (iii) collectively or individually named the “Officer(s)”, against their liabilities. However, if a director or an Officer is sued by a third party and ultimately prevails in the litigation on all counts, but is nevertheless required to bear attorneys’ fees and costs, the company may in specified circumstances reimburse those fees and costs, to the extent permitted by the laws and regulations in effect, under an indemnification arrangement with the director or the Officer.
     Pursuant to French law, any indemnification arrangement between the Registrant and any of its directors or Officers must be approved by the Registrant’s shareholders. The Registrant has entered into indemnification agreements with its current directors and Officers pursuant to which the Registrant is obligated to purchase directors and officers liability insurance for all of its directors and Officers, each a “Beneficiary”, under which each Beneficiary is indemnified for any costs, damages or losses related to any litigation, suit, proceeding or claim, each a “Claim”, (including reasonable expenses, taxes, costs and fees related to the defense of such Claim) against such Beneficiary by reason of his position as a director or Officer of the Registrant, except in the case of any costs, damages or losses resulting from any gross or willful misconduct, fraudulent misrepresentation or breach of criminal laws and regulations by the Beneficiary. The Registrant’s current form of indemnification agreement was approved by the Registrant’s board of directors on March 31, 2004 and by the Registrant’s shareholders on June 10, 2004.
     The French Commercial Code does not prohibit a company from purchasing directors and officers insurance for all or part of the members of its management. Under French law, a company is responsible to third parties for the consequences of the decisions of its directors or Officers, such as violations of the laws and regulations applicable to French commercial companies, breaches of a company’s articles of association or mismanagement. If those decisions qualify as mismanagement for instance, the relevant director or Officer may be required to fully or partly indemnify the company. In addition, under French law, the directors and Officers are liable individually or jointly, as the case may be, to the company or to third parties to the same extent. The Registrant has purchased directors and officers liability insurance for all of its directors and Officers, which is currently in effect. The coverage provided pursuant to such policy complies with the terms of the indemnification agreement described above.

Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.

Exhibit
Number		Description of Document

4.1	(1)
Form of Deposit Agreement, as amended and restated on October 15, 2003, among Business Objects S.A. and the Bank of New York, as Depositary, and holder from time to time of American Depositary Shares issued thereunder (including Exhibit A to Deposit Agreement).

5.1		Opinion of Shearman & Sterling LLP as to the validity of the Ordinary Shares that may be issued.

10.25	(2)	2001 Stock Incentive Plan, as amended July 20, 2006.

23.1		Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2		Consent of Shearman & Sterling LLP (included in Exhibit 5.1).

24.1		Powers of Attorney (included on signature page).

(1)	Incorporated by reference to Exhibit 1 to The Bank of New York’s registration statement on Form F-6 filed with the Commission on October 15, 2003 (File No. 333-109712).

(2)	Incorporated by reference to Exhibit 10.25 of the Registrant’s Current Report on Form 8-K filed with the Commission on July 26, 2006.
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:
     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;
          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to the information in the Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, California, on August 7, 2006.

BUSINESS OBJECTS S.A.
By:	/s/ John G. Schwarz
John G. Schwarz,
Chief Executive Officer

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John G. Schwarz and James R. Tolonen and each of them, acting individually, as his attorney-in-fact, with full power of substitution, for him and in any and all capacities, to sign any and all amendments to this Registration Statement on this Form S-8 (including any post-effective amendments thereto) and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-8 has been signed on August 7, 2006, by the following persons in the capacities indicated.

Signature	Title	Date

/s/ John G. Schwarz John G. Schwarz	Chief Executive Officer and Director (Principal Executive Officer)	August 7, 2006

/s/ James R. Tolonen James R. Tolonen	Chief Financial Officer and Senior Group Vice President (Principal Financial and Accounting Officer)	August 7, 2006

/s/ Bernard Liautaud Bernard Liautaud	Chairman of the Board of Directors	August 7, 2006

Bernard Charlès	Director

/s/ Jean-François Heitz Jean-François Heitz	Director	August 7, 2006

/s/ Gerald Held Gerald Held	Director	August 7, 2006

/s/ Kurt J. Lauk Kurt J. Lauk	Director	August 7, 2006

/s/ Carl S. Pascarella Carl S. Pascarella	Director	August 7, 2006

/s/ David Peterschmidt David Peterschmidt	Director	August 7, 2006

/s/ Arnold N. Silverman Arnold N. Silverman	Director	August 7, 2006

Index to Exhibits

Exhibit
Number		Description of Document

4.1	(1)
Form of Deposit Agreement, as amended and restated on October 15, 2003, among Business Objects S.A. and the Bank of New York, as Depositary, and holder from time to time of American Depositary Shares issued thereunder (including Exhibit A to Deposit Agreement).

5.1		Opinion of Shearman & Sterling LLP as to the validity of the Ordinary Shares that may be issued.

10.25	(2)	2001 Stock Incentive Plan, as amended July 20, 2006.

23.1		Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2		Consent of Shearman & Sterling LLP (included in Exhibit 5.1).

24.1		Powers of Attorney (included on signature page).

(1)	Incorporated by reference to Exhibit 1 to The Bank of New York’s registration statement on Form F-6 filed with the Commission on October 15, 2003 (File No. 333-109712).

(2)	Incorporated by reference to Exhibit 10.25 of the Registrant’s Current Report on Form 8-K filed with the Commission on July 26, 2006.